Exhibit 99.1
Globecomm Systems Reports Fiscal 2010 First Quarter
Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—November 4, 2009— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of satellite-based communications infrastructure solutions and services, today announced financial results for the fiscal 2010 first quarter ended September 30, 2009. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as reporting adjusted EBITDA, a non-GAAP financial measure. In the attached table the Company provides a detailed reconciliation of GAAP earnings to adjusted EBITDA. A summary of the Company’s results are:
•	Service revenues increased 52.0% to a record $28.6 million as compared to $18.8 million in the same period last year.

•	Revenues from infrastructure solutions decreased by 19.0% to $19.1 million as compared to $23.5 million in the same period last year.

•	Consolidated revenues increased to $47.7 million as compared to $42.4 million in the same period last year.

•	GAAP earnings per diluted share of $0.06 in the first quarter of fiscal 2010 as compared to GAAP earnings per diluted share of $0.04 in the same period last year.

•	Adjusted EBITDA was $4.0 million in the first quarter of fiscal 2010 as compared to $3.0 million in the same period last year.
Fiscal Year 2010 First Quarter Results
Revenues for the Company’s fiscal 2010 first quarter increased 12.6% to $47.7 million compared to $42.4 million in the same period last year. Revenues from services increased 52.0% to a record $28.6 million as compared to $18.8 million in the same period last year. The increase in service revenue was primarily driven by the Company’s acquisitions of Mach 6 and Telaurus, which combined contributed $8.2 million, coupled by an increase in access services. Revenues from infrastructure solutions decreased by 19.0% to $19.1 million compared to $23.5 million in the same period last year. The decrease in infrastructure solution revenues was primarily caused by the global economic slowdown resulting in government and commercial customers and prospects delaying projects, which affected, in particular, pre-engineered systems.
Net income for the Company’s fiscal 2010 first quarter increased to $1.2 million or $0.06 per diluted share compared to net income of $0.8 million, or $0.04 per diluted share in the same period last year. Adjusted EBITDA for the first quarter of 2010 increased to $4.0 million as compared to $3.0 million in the first quarter of 2009.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO, said “The first quarter of fiscal 2010 represented the Company’s 22nd consecutive profitable quarter and results were as planned. We finished the quarter with approximately $50 million of cash and zero debt. Continued profitability and a strong balance sheet allow us to invest in various technology platforms, strengthen the management team and review potential strategic acquisitions as we continue to round out our product and service offerings in various vertical markets. The year is shaping up as planned and we look forward to continued profitability.”
Keith Hall, President and COO, added “It was an exciting three months in my new role as President and COO during which time I have been focused on the execution of our financial plan and our managed network services strategy. Toward these goals, I am pleased with the progress being made to unify the vision of the infrastructure and service business segments. The team executed well in achieving our first quarter results, including strong contract renewals which has set the stage for continued success in the coming quarters. We are also pleased with the integration and positive results of our most recent acquisition, Telaurus. All in all, a very good start to the year and we look forward to continued success in the execution of our plan.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2010
Globecomm currently expects the following financial results for the fiscal year 2010:
•	Consolidated revenues to be between $215 and $225 million.

•	Service segment revenues to be approximately $125 million.

•	GAAP earnings per diluted share to be between $0.30 and $0.35.

•	Adjusted EBITDA to be approximately $20 million.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense and non-cash stock compensation expense. Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis. The Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between adjusted EBITDA and GAAP net income is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, access services, hosted services and lifecycle support services. Globecomm’s customers include government and government-related entities, communications service providers, commercial enterprises and broadcast and other media and content providers.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, New Jersey, the Netherlands, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2009	2008

Revenues from infrastructure solutions	$19,068	$23,539
Revenues from services	28,608	18,816

Total revenues	47,676	42,355

Costs and operating expenses:
Costs from infrastructure solutions	15,795	20,300
Costs from services	20,602	14,205
Selling and marketing	3,202	3,113
Research and development	751	311
General and administrative	5,515	3,661

Total costs and operating expenses	45,865	41,590

Income from operations	1,811	765

Interest income	135	264

Income before income taxes	1,946	1,029

Provision for income taxes	705	201

Net income	$1,241	$828

Basic net income per common share	$0.06	$0.04

Diluted net income per common share	$0.06	$0.04

Weighted-average shares used in the calculation of basic net income per common share	20,363	20,152

Weighted-average shares used in the calculation of diluted net income per common share	20,788	20,690

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2009	2009
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$49,750	$44,034
Accounts receivable, net	37,870	45,438
Inventories	24,722	17,043
Prepaid expenses and other current assets	1,526	2,292
Deferred income taxes	1,058	1,058

Total current assets	114,926	109,865
Fixed assets, net	35,622	33,379
Goodwill	25,613	25,613
Intangibles, net	10,586	11,020
Deferred income taxes	9,553	10,214
Other assets	1,444	1,448

Total assets	$197,744	$191,539

Liabilities and Stockholders’ Equity
Current liabilities	$39,843	$35,221
Other liabilities	809	924
Deferred income taxes	582	582
Total stockholders’ equity	156,510	154,812

Total liabilities and stockholders’ equity	$197,744	$191,539

Globecomm Systems Inc
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2009	2008

Net income	$1,241	$828
Adjustments:
Interest (income)	(135)	(264)
Provision for income taxes	705	201
Depreciation	1,344	1,272
Amortization	434	99
Stock compensation expense (A)	432	881

Adjusted EBITDA	$4,021	$3,017

(A)	Includes one-time charge of $675 in the three months ended September 30, 2008 related to accelerated vesting of the restricted stock of the Company’s former President, who passed away on July 20, 2008.